EXHIBIT 99.1

PRESS RELEASE: American Building Control Chief Executive Officer J. Collier Sparks Announces Change of Company name to MDI, Inc.

     SAN ANTONIO, Texas—(BUSINESS WIRE)—September 24, 2004—American Building Control, Inc. (Nasdaq:ABCX):

•	Announces Change of Company Name to MDI, Inc.

•	Announces New Trading Symbol to “MDII”

     J. Collier Sparks, CEO and President of American Building Control, Inc. (Nasdaq:ABCX), announced today that the company had changed its name to MDI, Inc. and its Nasdaq trading symbol to “MDII”. The following is an address by Mr. Sparks:

“Dear Valued Customer:

     We are pleased to announce that American Building Control, Inc. will now officially be known as MDI, Inc.

     For over 25 years, MDI Security Systems has delivered the products, service and reliability which has made it today a leader in the access control and security market. From our Turbo DOS MDM 100 introduced 25 years ago to our latest version of Microsoft Windows® 2000 and XP SAFEnet 6.2® product line, MDI has successfully installed tens of thousands of security systems throughout the world. Today, in its SAFEnet® product line, MDI offers the first fully integrated security system, which combines security access control, alarm management, digital video viewing, digital video recording and digital audio integrated into the same application.

     We are today laying to rest a difficult past and we are moving forward with a different attitude and new name to reflect our focus on our MDI security systems business. Today, security has never been more important. We at MDI, Inc. are dedicated to providing you hassle-free, convenient security solutions to meet your total security needs.

Leading Edge in Access Control

     You’ve heard about our SAFEnet 6.2 upgrade and the migration program we have initiated and we have kept you appraised of the bottom-up restructuring and reorganization we have achieved. In the near future, you will see more leading edge services like digital video recording capabilities (DVR), allowing you to access what you want, when you want it. We are expanding our dealer base in order to secure new business and provide upgrades for our existing installed base of products. During the last three months of the year, we will be implementing a new marketing and sales strategy to enable us to bid on all the new government and commercial projects calling for a security system such as ours. My goal is to leave no stone unturned in our effort to dramatically increase sales and, of course, maintain adequate margins and profitability.

A Commitment that’s Stronger than Ever

We remain committed to providing the development and delivery of high-value enterprise security management solutions that can be integrated into any organization’s security infrastructure.

     Again, thank you for your continued support and trust in MDI, Inc. and MDI Security Systems.”

     About MDI, Inc.

     MDI, Inc. (Nasdaq: MDII) is an established global leader in providing centralized, integrated security management solutions to corporate, government and institutional enterprises.

     About MDI Security Systems

     For 25 years, MDI Security Systems has been securing clients across the globe by delivering the most dependable access control and integrated security management solutions available. As a security industry pioneer and technical thought leader, MDI continues to deliver value to its shareholders through the development of market-driven, technically superior security systems that can be managed from a centralized point of control. By combining a quarter century of expertise with thousands of worldwide users from a variety of industries including financial, transportation, manufacturing, education, government, defense and homeland security, MDI is able to maintain the highest return on investment in the industry for its client base. More information on MDI Security Systems and its solutions can be found at www.mdisecure.com.

     Forward-Looking and Cautionary Statements

     Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

 CONTACT: MDI, Inc., San Antonio, Texas
    Richard A. Larsen, 210-582-2664
    www.mdisecure.com
    www.americanbuildingcontrol.com